Exhibit 99.7

LOAN AGREEMENT
(“the Loan Agreement”)

between

Shlomo (Tom) Wyler of 8 Herzel Rosenblum St., Tel-Aviv, Israel
(hereinafter called “the Borrower”)

and

EQUILEX TRUST REG. AS TRUSTEE OF THE CAPRI TRUST whose registered office is at Kastanienhof,Pflugstrasse
10, FL – 9490 Vaduz, Principality of Liechtenstein
(hereinafter called "the Lender")

WHEREAS the Borrower wishes to obtain from the Lender a loan (“the Loan”) of USD 1,964,948.95 for the purchase of 1,267,709 shares in Optibase Ltd, NASDAQ Ticker OBAS (“the Shares”), and the Lender is prepared to advance such sum on the terms set out below.

NOW IT IS AGREED AS FOLLOWS:

1.	Advances

1.1	The Lender agrees to make available to the Borrower a Loan Facility (“The Loan”) in the sum of USD 1,964,948.95, subject to clause 4 hereunder.

1.2	The Lender shall transfer any advances made hereunder by telegraphic transfer to the Borrower’s account or to such other account as the Borrower may from time to time specify and the costs of all such transfers, shall be paid by the Borrower.

2.	Interest and Repayment

The Lender will charge interest on the day to day balance outstanding under the Loan at a rate of 3% per annum. All interest payable pursuant to this agreement shall accrue from day to day and shall be calculated on the basis of a year of 365 days.

3.	Payment of Interest

Subject to withholding taxes prevailing at any time and any other deductions that the Borrower shall lawfully be required to make, all accrued interest shall be paid on the date of the sale of the Shares as stipulated in clause 4 hereunder.

4.	Repayment terms

Subject to Paragraph 6 of this Loan Agreement, the Borrower will repay the Loan including interest upon the sale of the Shares.

5.	Voluntary early repayment

5.1	The Borrower may at any time repay the Loan or any part thereof.

5.2	No amount repaid under paragraph 5.1 or otherwise may be redrawn.

6.	Early repayment on default

6.1	If any of the events referred to in the Appendix 1 to this Loan Agreement occurs, the Lender may demand repayment of all sums owed by the Lender pursuant to the terms of this Loan Agreement, including interest and charges.

6.2	On any such demand, all sums owned by the Borrower to the Lender pursuant to the terms of this Loan Agreement, including interest and charges, will become immediately due and payable.

6.3	No failure on the part of the Lender to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof.

7.	Other terms and conditions applicable to the Loan Agreement

7.1	Any notice or other communication to be given under this Agreement (hereafter, ‘Notice’) shall be sufficiently served on the Parties if delivered to the above address of the party or to such other address as may be notified in writing by either party from time to time; any Notice shall be effective on receipt, except for Notice sent by airmail pre-paid post, which shall be deemed to have been received five working days after the same was posted.

Any Notice may be given by hand delivery, courier service, airmail pre-paid post, or telefax.

Either party shall be entitled to act upon (and the other party shall be bound accordingly by) any Notice believed by such party to have been given or made by a person or persons duly authorised to give or make the same.

7.2	If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be impaired thereby.

7.3	The Lender may in his sole discretion upon the Borrower’s application in writing extend this Loan Agreement and may in granting the extension vary any of the terms of this Loan Agreement.

7.4	Termination of this Agreement for any cause shall not release a party from any liability which at the time of termination has already accrued to another party or which thereafter may accrue in respect of any act or omission prior to such termination.

7.5	Each party shall bear its own costs and expenses incurred by it in connection with this Loan Agreement.

7.6	This Agreement constitutes the entire agreement between the parties and save as otherwise expressly provided no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by the parties hereto.

7.7	The Lender may assign or transfer any of its rights or obligations under this Agreement but the Borrower may not assign or transfer any of its rights or obligations hereunder without the written consent of the Lender.

7.8	Nothing in this Agreement shall be deemed to neither constitute a partnership between the parties hereto nor constitute any party the agent of the other party for any purpose.

7.9	Neither the Lender nor the Borrower shall be liable in respect of any breach of this Loan Agreement due to any cause beyond its reasonable control including, but not by way of limitation, any act of God, lightning fire, industrial action, lock-outs, acts of omissions of governmental authorities, highway authorities, or other competent authority, terrorism, war, military operation or civil failure or the act of omission of any party for whom either party is not responsible. In the event of such occurrence or any such circumstance affecting either party such party shall promptly give notice in writing thereof to the other party and shall likewise give notice forthwith on the cessation of such circumstances.

7.10	In order to guarantee that any and all of the Borrower’s duties and obligations under this agreement are duly discharged, a deed of pledge over the Shares is executed simultaneously with this agreement.

7.11	This Loan Agreement shall be governed by and construed in all respects according to the laws of the Principality of Liechtenstein, and the parties hereto submit to the exclusive jurisdiction of the Courts of the Principality of Liechtenstein.

IN WITNESS WHEREOF the parties hereto have executed this Loan Agreement this 14th day, of August 2008.

/s/ Equilex Trust Reg. as Trustee of the Capri Trust	/s/ Shlomo (Tom) Wyler
for and on behalf of	Shlomo (Tom) Wyler
Equilex Trust Reg.
as Trustee of the Capri Trust

APPENDIX 1

EVENTS OF DEFAULT

The Loan and interest accrued shall become immediately due and payable on demand by the Lender on the occurrence of any of the following, namely:

1.	If the Borrower fails to pay any sum of money or fails to discharge any liability which the Borrower may now or at any time in the future owe to the Lender when it is due.

2.	If the Borrower is in breach of any of the terms and conditions contained in this Loan Agreement or in any other agreement or document entered into pursuant to this Loan Agreement.

3.	If any representation or warranty made by the Borrower pursuant to this Loan Agreement or in any statement delivered or made pursuant to it is incorrect when made.

4.	If the Borrower is in default in respect of any of the Borrower’s other facilities (if any) with the Lender.

5.	If the Borrower is in breach of any other agreement to which he is a party with any other person in relation to the Borrower’s borrowing or other financial obligations.

6.	If the Borrower enters into any arrangement with its creditors generally.

7.	If the Borrower has a creditor levy distress or execution on, or any other person seeks to enforce his security or judgement or order over, the whole or any material part of the Borrower’s assets.

8.	If the Borrower has a bankruptcy petition presented against him.

9.	If the Borrower becomes, in our reasonable opinion, bankrupt or insolvent.

10.	If the Borrower becomes, in the Lender’s reasonable opinion, bankrupt or insolvent.

11.	If the Borrower ceases to carry on all or a material part of his business.

12.	If any event occurs which would affect the Borrower or the Borrower’s business so as to render the Borrower unable to comply fully with his obligations to the Lender pursuant to this Loan Agreement and any other document entered into pursuant to this Loan Agreement.

13.	If the Borrower has a receiver appointed over any of the Borrower’s property or assets.

14.	If the Borrower ceases, or threatens to cease, to carry on business or dispose of all or any substantial part of its business or (except in the ordinary course of business) its assets.

15.	If it becomes unlawful or impossible for the Lender to make, maintain or fund the Loan or if any of the Borrower’s obligations under this Loan Agreement cease to be valid, legal and binding and enforceable against the Borrower in accordance with their terms.

16.	If in the reasonable opinion of the Lender, circumstances have so changed since the Loan was made available, or such new information has come to light, as could justify the Lender requesting the immediate repayment by the Borrower of the Loan

17.	If the Borrower gave the Lender any false or misleading information it its application for the Loan Agreement.

18.	If there is, in the Lender’s sole opinion, any change in the legal or beneficial ownership of the Borrower.